EXHIBIT 99.1
FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ADVANCED COMBUSTIONS TECHNOLOGY, INC.
DECEMBER 31, 2008, 2007 AND 2006

Report of Independent Certified Public Accountants
Board of Directors
Advanced Combustion Technology, Inc.
We have audited the accompanying balance sheets of Advanced Combustion Technology, Inc. (the “Company”) as of December 31, 2008, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Combustion Technology, Inc. as of December 31, 2008, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
GRANT THORNTON LLP (manually)
Chicago, Illinois
March 20, 2009

Advanced Combustion Technology, Inc.
Balance Sheets
(in thousands of dollars)

	2008	2007	2006

December 31

ASSETS
Current assets:
Cash and cash equivalents	$1,152	$660	$1,095
Short-term investments	29	41	40
Accounts receivable	8,327	3,775	2,018
Other current assets	83	344	18

Total current assets	9,591	4,820	3,171
Property and equipment, net of accumulated depreciation	—	3	9

Total assets	$9,591	$4,823	$3,180

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,743	$844	$258
Other current liabilities
Employee compensation	245	—	—
Other accrued liabilities	1,509	3,922	1,948

Total current liabilities	4,497	4,766	2,206

Shareholder loans	4,664	2,344	1,085

Total liabilities	9,161	7,110	3,291

Stockholders’ equity (deficit):
Common stock, $1.00 par value, 20,000 shares authorized, 9,000 shares issued	9	9	9
Additional paid-in capital	491	491	491
Retained earnings accumulated deficit	(70)	(2,787)	(611)

Total stockholders’ equity (deficit)	430	(2,287)	(111)

Total liabilities and stockholders’ equity (deficit)	$9,591	$4,823	$3,180

The accompanying notes are an integral part of these statements.

Advanced Combustion Technology, Inc.
Statements of Operations
(in thousands of dollars)

	2008	2007	2006

FOR THE YEARS ENDED DECEMBER 31

Revenues	$47,573	$18,994	$12,656

Costs and expenses:
Cost of sales	31,840	14,168	9,353
Selling, general and administrative	12,930	7,026	3,487

Operating income (loss)	2,803	(2,200)	(184)

Interest income	21	62	18
Interest (expense)	(107)	(38)	(54)

Net income (loss)	$2,717	$(2,177)	$(220)

The accompanying notes are an integral part of these statements.

Advanced Combustion Technology, Inc.
Statements of Stockholders’ Equity (Deficit)
(in thousands of dollars)

			Additional	Retained Earnings
			Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2006	9,000	$9	$41	$(391)	$(341)

Net (loss)				(220)	(220)
Capital Contribution			450		450

Balance at December 31, 2006	9,000	9	491	(611)	(111)

Net (loss)				(2,176)	(2,176)

Balance at December 31, 2007	9,000	9	491	(2,787)	(2,287)

Net income				2,717	2,717

Balance at December 31, 2008	9,000	$9	$491	$(70)	$430

The accompanyong notes are an integral part of the statements.

Advanced Combustion, Technology, Inc.
Statements of Cash Flows
(in thousands of dollars)

	2008	2007	2006

FOR THE YEARS ENDED DECEMBER 31

OPERATING ACTIVITIES
Net income (loss)	$2,717	$(2,176)	$(220)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	18	24	18
Changes in operating assets and liabilities:
Accounts receivable	(4,552)	(1,758)	(1,669)
Other current assets	262	(327)	(18)
Accounts payable	1,899	586	133
Other current liabilities and other noncurrent liabilities	(2,168)	1,975	1,850

Net cash provided by (used in) operating activities	(1,824)	(1,676)	94

INVESTING ACTIVITIES
Proceeds from sales of short-term investments	12	—	—
Purchases of property, equipment	(16)	(18)	(8)

Net cash (used in) investing activities	(4)	(18)	(8)

FINANCING ACTIVITIES
Proceeds from shareholder loans	4,245	2,123	1,435
Repayment of shareholder loans	(1,925)	(864)	(1,178)

Net cash provided by financing activities	2,320	1,259	257

Net increase (decrease) in cash and cash equivalents	492	(435)	343
Cash and cash equivalents at beginning of year	660	1,095	752

Cash and cash equivalents at end of year	$1,152	$660	$1,095

The accompanying notes are an integral part of these statements.

Advanced Combustion Technology. Inc. Notes to Financial Statements
(in thousands of dollars)
1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
As used in these Notes to Consolidated Financial Statements, the terms “we,” “us,” “our,” “the Company,” and “ACT” refer to Advanced Combustion Technology, Inc.
Organization
Advanced Combustion Technology, Inc. (ACT) is an industry leader in NOx control, offering a wide array of products and services to operators of utility and large industrial boilers. With its substantial knowledge of combustion and NOx formation processes, ACT is in the forefront of designing, engineering and installing highly efficient, cost-effective systems for combustion modification and post-combustion NOx control. ACT enjoys an extensive customer base, principally in the United States, with systems installed on over 70 units burning a variety of fuels, including coal, fuel oil and natural gas. In addition to system installations, ACT provides combustion optimization services, including: airflow testing, to improve burner stability and combustion efficiency; coal flow testing, to ensure optimal coal mill settings and uniform coal flow to the burners; and boiler tuning and consulting services.
Basis of Presentation
The financial statements include the accounts of Advanced Combustion Technology, Inc.
Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company uses estimates in accounting for, among other items, revenue recognition and allowance for doubtful accounts. Actual results could differ from those estimates.
Fair Value of Financial Instruments
The carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities are reasonable estimates of their fair value due to their short-term nature.
Cash Equivalents and Short-Term Investments
Advanced Combustion Technology, Inc. includes investments having an original maturity of three months or less at the time of acquisition in cash and cash equivalents. Short-term investments consist of highly liquid investments having an original maturity of greater than three months which are recorded at cost. Income resulting from short-term investments is recorded as interest income. Of the cash held on deposit, esentially all of the cash balance was in excess of the amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses, as a result of its cash concentration. Consequently no significant concentration of credit risk is considered to exist.
Accounts Receivable
Accounts receivable includes unbilled receivables, representing costs and estimated earnings in excess of billings on uncompleted contracts under the percentage of completion method. At December 31, 2008, 2007 and 2006, unbilled receivables were approximately $3,305, $1,031 and $1,331 respectively.
Allowance for Doubtful Accounts
In order to control and monitor the credit risk associated with our customer base, we review the credit worthiness of customers on a recurring basis. Factors influencing the level of scrutiny include the level of business the customer has with Advanced Combustions Technology, Inc., the customer’s payment history and the customer’s financial stability. Representatives of our management team review all past due accounts on a recurring basis to assess collectability. At the end of each reporting period, the allowance for doubtful accounts balance is reviewed relative to management’s collectability assessment and is adjusted if deemed necessary. Our historical credit loss has been insignificant and therefore no balance has been set aside in the allowance account.
Product Warranty
Advanced Combustions Technology, Inc. typically warrants its products against defects in design, materials, and workmanship for one to two years. Due to the infrequency of occurrence and the insignificance of amount, costs relating to warranty claims are expensed when incurred.
Property and Equipment
Property and equipment is comprised of office furniture and computer equipment and is stated at historical cost. Provisions for depreciation are computed by the straight-line method, using estimated useful lives.

Revenue Recognition
Advanced Combustion Technology, Inc. uses the percentage of completion method of accounting for equipment construction contracts that are sold. Under the percentage of completion method, revenues are recognized as work is performed based on the relationship between actual construction costs incurred and total estimated costs at completion. Revisions in completion estimates and contract values in the period in which the facts giving rise to the revisions become known can influence the timing of when revenues are recognized under the percentage of completion method of accounting. Provisions are made for estimated losses on uncompleted contracts in the period in which such losses are determined. As of December 31, 2008, 2007 and 2006, we had no construction contracts in progress that were identified as loss contracts.
Income Taxes
Advanced Combustion Technology, Inc. filed an election with the Internal Revenue Commission to be subject to federal income taxation under the Subchapter S of the Internal Revenue Code. This election exempts the Company from federal taxation at the corporate level and passes through the obligation to the individual shareholders.
2. CONSTRUCTION CONTRACTS IN PROGRESS
The status of contracts in progress as of December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006

Costs incurred on uncompleted contracts	$21,247	$5,026	$6,175
Estimated earnings	12,809	2,570	892

Earned revenue	34,056	7,596	7,067
Less billings to date	31,625	9,644	6,543

Total	$2,431	$(2,048)	$524

Classified as follows:
Costs and estimated earnings on uncompleted contracts	$3,260	$687	$1,227
Billings in excess of costs and estimated earnings on uncompleted contracts	(829)	(2,735)	(703)

Total	$2,431	$(2,048)	$524

Costs and estimated earnings in excess of billings on uncompleted contracts are included in accounts receivable on the consolidated balance sheet, while billings in excess of costs and estimated earnings on uncompleted contracts are included in other accrued liabilities on the consolidated balance sheet.
As of December 31, 2008, 2007 and 2006, we had no construction contracts in progress that were identified as loss contracts.
3. COMMON SHARES
At December 31, 2008, Advanced Combustion Technology, Inc. had 20,000 common shares authorized and 9,000 issued and outstanding.
4. COMMITMENTS
Operating Leases
Advanced Combustion Technology, Inc. leases office and warehouse space on a month-to-month basis. There are no future minimum lease payments due under non-cancellable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2008. Rent expense was $72, $50, and $33 for the years ended December 31, 2008, 2007 and 2006, respectively.
5. DEBT FINANCING
The Company obtains financing through shareholder loans. These funds are secured by individual promissory notes. The promissory notes are payable on demand and subject to interest at the rate of 5% per annum. Repayments of the loans are made periodically throughout the year at the request of the shareholder and as funds are available. The Company had outstanding shareholder loans at December 31, 2008, 2007 and 2006 in the amount of $4,664, $2,344, and $1,085, respectively.
6. DEFINED CONTRIBUTION PLAN
Advanced Combustion Technology, Inc. has a retirement savings plan available for all employees. Contributions are determined based upon employee compensation and are capped at the plan limits. Costs related to this plan were $387, $283, and $218 for the years ended 2008, 2007 and 2006, respectively.

7. SUBSEQUENT EVENT — SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE BUSINESS
On December 5, 2008, Advanced Combustion Technology, Inc. signed a definitive agreement with Fuel Tech, Inc. (Fuel Tech) whereby Fuel Tech would acquire substantially all of the assets and assume certain liabilities of the Company for approximately $22,000 in cash plus performance-based contingent payments. We believe the addition of our nitrogen oxide (NOx) control systems, including low-NOx burners and over-fire air systems, will strengthen Fuel Tech’s position in the combustion modification market and will provide the new combined entity with a total technical solution for NOx control from the burner to the stack. In addition, this acquisition should provide a natural conduit for potential follow-on business from those clients requiring deeper emission reductions that can only be satisfied with post-combustion NOx controls.